Exhibit 99.1

Spirit AeroSystems Announces New Board Member

WICHITA, Kan., Nov. 26, 2013 — Spirit AeroSystems, Inc. [NYSE: SPR] today announced the appointment of a new member, Christopher E. Kubasik, to its board of directors effective yesterday Nov. 25.

“Chris brings a wealth of financial expertise and industry leadership background, and we are very pleased to welcome him to the board,” said Bob Johnson, board chairman of Spirit AeroSystems. “We are excited to have Chris join the full board, as well as serve on the audit and government and security committees.”

Kubasik, 52, served in various senior leadership roles at Lockheed Martin Corporation from 1999 to 2012, including president and chief operating officer from 2010 to 2012, executive vice president, Electronic Systems from 2007 to 2009, executive vice president and chief financial officer from 2001 to 2007, and vice president and controller from 1999 to 2001. Prior to joining Lockheed Martin, Kubasik spent 17 years with Ernst & Young, LLP, in a variety of positions with increasing levels of responsibility, and was named partner in 1996.

Since January of 2013, Kubasik has provided strategic guidance, operational expertise, and financial insights including the assessment of merger & acquisition opportunities through Ackuity Advisors, LLC.

“As one of the largest, most experienced design-build suppliers of large aerostructures, Spirit is in many ways in a class by itself,” said Kubasik. “I am excited to join Spirit’s board of directors and work with this outstanding team. I look forward to sharing my experience and contributing to the direction and growth of this dynamic company.”

Kubasik earned a bachelor’s degree in accounting from the University of Maryland’s School of Business in 1983 and attended the Executive Program at Northwestern University’s Kellogg School of Business in 1997. He has also studied Systems Acquisition Management at Defense Acquisition University, Fort Belvoir in 2004, and earned his Executive Engineering Certificate at Carnegie Mellon University in 2008.

On the web: www.spiritaero.com

On Twitter: @SpiritAero

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Contacts:
Investor Relations:	Coleen Tabor
(316) 523-7040
coleen.r.tabor@spiritaero.com

Media:	Jarrod Bartlett
(316) 523-5649
jarrod.s.bartlett@spiritaero.com

About Spirit AeroSystems Inc.

Spirit AeroSystems, with headquarters in Wichita, Kan., USA, is one of the world’s largest non-OEM designers and manufacturers of aerostructures for commercial aircraft. In addition to its Wichita and Chanute facilities in Kansas, Spirit has locations in Tulsa and McAlester, Okla.; Kinston, N.C.; Nashville, Tenn.; Prestwick, Scotland; Preston, England; Subang, Malaysia; and Saint-Nazaire, France. In the U.S., Spirit’s core products include fuselages, pylons, nacelles and wing components. Additionally, Spirit provides aftermarket customer support services, including spare parts, maintenance/repair/overhaul, and fleet support services in North America, Europe and Asia. Spirit Europe produces wing components for a host of customers, including Airbus.